Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the GoDaddy Inc. Amended and Restated 2024 Omnibus Incentive Plan of our reports dated February 24, 2026, with respect to the consolidated financial statements of GoDaddy Inc., and the effectiveness of internal control over financial reporting of GoDaddy Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Phoenix, Arizona
July 30 2026